UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

VERSO CORPORATION

(Name of Registrant as Specified In Its Charter)

LAPETUS CAPITAL II LLC

ATLAS CAPITAL RESOURCES II LP

ATLAS CAPITAL GP II LP

ATLAS CAPITAL RESOURCES GP II LLC

LAPETUS CAPITAL III LLC

ATLAS CAPITAL RESOURCES III LP

ATLAS CAPITAL GP III LP

ATLAS CAPITAL RESOURCES GP III LLC

ATLAS FRM LLC

ANDREW M. BURSKY

TIMOTHY J. FAZIO

BW COATED LLC

BLUE WOLF CAPITAL FUND IV, L.P.

BLUE WOLF CAPITAL ADVISORS IV, L.P.

BLUE WOLF CAPITAL ADVISORS IV, LLC

ADAM BLUMENTHAL

SEAN T. ERWIN

JEFFREY E. KIRT

TIMOTHY LOWE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On January 3, 2020, Atlas Holdings LLC and Blue Wolf Capital Advisors IV, LLC, on behalf of Lapetus Capital II LLC and BW Coated LLC, issued a press release, the full text of which is attached hereto as Exhibit A and is incorporated herein by reference.

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EXHIBIT A

ATLAS HOLDINGS AND BLUE WOLF CAPITAL FILE DEFINITIVE PROXY MATERIALS IN CONNECTION WITH VERSO’S 2019 ANNUAL MEETING AND SEND LETTER TO STOCKHOLDERS

Board Urgently Requires the Experience and Stockholder Perspective of Atlas and Blue Wolf Nominees

Greenwich, CT and New York, NY – January 3, 2020 – Lapetus Capital II LLC (together with its affiliates, “Atlas”), along with other participants in its solicitation, including BW Coated LLC (together with its affiliates, “Blue Wolf”), own approximately 9.43% of the outstanding common stock in Verso Corporation (NYSE: VRS, the “Company” or “Verso”). Atlas and Blue Wolf announced today that they have filed a definitive proxy statement with the Securities and Exchange Commission in connection with the Company’s 2019 Annual Meeting of Stockholders.

Atlas and Blue Wolf have also sent a letter to stockholders outlining their significant concerns regarding the business performance and governance of Verso and why they believe the election of their three highly-qualified nominees to the Board of Directors of Verso (the “Board”) is necessary to ensure that the Company is run in the best interests of all stockholders.

Additionally, Atlas has filed a lawsuit in the Delaware Court of Chancery to prevent further delays of the 2019 Annual Meeting of Stockholders in violation of Delaware law and to obtain critical documents to ensure that all stockholders are capable of rendering an informed vote with respect to the proposed sale of the Stevens Point and Androscoggin mills. Atlas has previously requested all of this from the Company, which it has refused to produce.

The full text of the letter is below, and a copy of the lawsuit and other important materials, including Atlas’ and Blue Wolf’s proxy statement, can be found at www.fixverso.com.

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December 31, 2019

THE VERSO BOARD NEEDS CHANGE NOW

Protect your Investment by Voting to Elect Our Three Nominees

– Sean T. Erwin, Jeffrey E. Kirt and Timothy Lowe –

on the BLUE Proxy Card Today

Dear Fellow Verso Corporation Stockholder:

Lapetus Capital II LLC (together with its affiliates, “Atlas” or “we”) and the other participants in this solicitation, including BW Coated, LLC (together with its affiliates, “Blue Wolf”), are the beneficial owners of 3,273,231 shares of Class A common stock, par value $0.01 per share (the “Common Stock”), of Verso Corporation, a Delaware corporation (“Verso” or the “Company”), representing approximately 9.43% of the outstanding shares of Common Stock. We are collectively among the largest stockholders of Verso. Together, Atlas and Blue Wolf have been owners of, and instrumental in the management of numerous companies in the paper, pulp and packaging industries. Our investment in Verso began over two years ago and we are long-term oriented investors.

For the reasons described in this letter and our proxy statement, we are deeply concerned by the business performance and governance of Verso and believe urgent, meaningful and long-overdue changes to the composition of the Board of Directors of Verso (the “Board”) are necessary to ensure that the Company is run in the best interests of all stockholders. If elected at the annual meeting of stockholders, newly scheduled and postponed further to January 31, 2020 (the “Annual Meeting”), we believe our three (3) nominees – Sean T. Erwin, Jeffrey E. Kirt and Timothy Lowe – will help the Board achieve that goal, by contributing their decades of relevant experience, while assisting with the development and implementation of a cohesive and comprehensive long-term strategy to reposition the Company to finally realize its full potential.

We strongly urge you to join us in supporting the election of our three (3) nominees by signing, completing, dating and returning the accompanying BLUE proxy card using the enclosed postage-paid envelope today.

OUR CONCERNS

Our belief that the Board needs change arises from a multitude of concerns. We believe the Board demonstrated little or no interest in pursuing corporate governance improvements until (and only until) AFTER we proposed a competing slate of directors for election. Here are a few of the Board’s governance failures in just the past two years:

•

The Board took over a year to pursue stockholder-friendly governance changes that were highlighted when 38.3% to 53.7% of the votes cast in the election of directors at the 2018 annual meeting withheld support from the Board’s four non-executive directors;

•	The Board awarded itself excessive director compensation as compared to companies of a much larger size;

•	The Board engaged in a “Strategic Review Process” without announcement of a transaction for over two years (i.e., not until after our competing director slate was proposed for election);

•

The Board has provided little transparency regarding the terms of the proposed sale of the Stevens Point and Androscoggin Mills (the “Specialty Mills”) to Pixelle Specialty Solutions LLC and the expected use of proceeds, but expects stockholders to make an uninformed decision with respect to the proposed sale on January 31st, absent of the additional disclosure we have repeatedly asked for;

•	The Board violated Delaware law by failing to hold the 2019 Annual Meeting of Stockholders until January 2020 – nearly 16 months after the last annual meeting of stockholders; and

•	The Board decided to ignore significant stockholders by nominating five (5) new directors without including any of the highly-qualified nominees proposed by one of the Company’s largest stockholders.

In addition, the Board has, in our opinion, supported consistently poor operating performance, including:

•	Lack of a value creation plan and placing too much emphasis on repeated sales processes with three (3) new Chief Executive Officers in as many years;

•	Poor performance as compared with Verso’s peer group; and

•	A track record of ill-conceived capital investments including the recent decision to convert the Androscoggin mill A3 paper machine.

The Board Lacks the Relevant Experience

Required to Unlock Verso’s Potential

We believe that the Company has industry-leading assets and a high-quality work force that, if managed properly, would produce substantial returns for its stockholders. But, we also believe that, over the two-year period of our investment, the Board has failed to improve the performance of the business primarily because the Board has lacked the required industry experience (based on their publicly available biographical information) needed to lead a recovery of the Company. We lack confidence in the Board’s ability to establish and execute a value creation strategy for the Company and manage capital investments wisely. As one example, we have concerns about the significant investment the Board approved in 2018 to convert the A3 paper machine at Androscoggin to engage it to produce containerboard and other packaging grades, which was undertaken without providing stockholders with any details on the expected return on investment.

Based on Verso’s disclosure regarding the potential sale of the Specialty Mills, we understand that, after the Specialty Mills are sold, the vast majority of Verso’s remaining business will be in the bleached kraft pulp and graphic paper market segments (and not packaging papers). In the face of a clear experience gap on the Board, we were further stunned when, immediately after proposing the sale of the Specialty Mills, the Board added additional members who, based on their publicly available biographies, have little or no experience in these key segments of the remaining business.

The Board has Resisted Change — BUT Their Service has been Very Lucrative for THEM at the Stockholders’ Expense

As discussed in our proxy statement, we have tried to engage constructively with the Board with multiple offers (including those solicited by the Board and its advisor) to purchase a significant stake in Verso that we believe would have (i) resulted in greater cash proceeds for stockholders than the net cash proceeds that are expected to be generated as a result of the proposed sale of the Specialty Mills, and (ii) provided a total consideration at a meaningful premium to the closing stock price at the time when our proposals were submitted to the Company. Time and again, the Board refused to pursue the proposals we made that we believe would have provided attractive value for stockholders. Despite our persistent good faith efforts to engage constructively with the Company regarding value-creating transactions for stockholders, we have been continuously disappointed by the Board’s lack of substantive action and communication, which strengthens our belief that the Board was perfectly satisfied with the status quo until we nominated a slate of competing directors for election.

At the same time, a review of the payments received by incumbent Board members for their annual service to the Company reveals that the incumbent directors have profited handsomely (and, in our opinion, unjustifiably) from their directorships at Verso:

Consider the following:

•

In 2018, the directors of Verso[1] earned $393,162 of average compensation — $293,151 in cash and $100,011 in stock compensation.[1] This compensation seems excessive to us in comparison to public companies of much larger size. For example, the directors of Exxon Mobil Corporation, a company with a market capitalization approximately 460x2 greater than that of Verso,[3] earned $366,488 of average compensation in 2018 — $105,616 in cash and $260,607 in stock compensation.[4] These excessive payments were approved by the Board that included Messrs. Scheiwe and Shuster – each of whom is still standing for election to the Board.[3]

•

Based on the average compensation set forth above, Verso’s directors only receive approximately 25% of their compensation in Company stock. We also note that executives and directors of Verso, as a group, own less than 1% of the Company’s outstanding shares of Common Stock and most, if not all, has been secured through grants rather than cash investment.

[1]	Eugene Davis, Alan Carr, Steven Scheiwe and Jay Shuster.
[2]	Verso Corporation definitive proxy statement filed with the Securities and Exchange Commission on December 30, 2019.
[3]	Exxon Mobil Corporation definitive proxy statement filed with the Securities and Exchange Commission on April 11, 2019.

Moreover, we are astonished that this was a five- (and, later, four-) person Board that claimed to need TWO Chairmen, with each Chairman receiving $100,000 PER YEAR, IN ADDITION to other payments for Board service. It begs the question: what state of disarray is the Board in that it requires (at times) half of its Board to serve as a Chairman concurrently? This same Board also felt the need to pay members of its “Strategic Alternatives Committee” $20,000 to $30,000 PER MONTH of service, including three (3) of the four (4) (and, at times, five (5)) directors on the Board. In our opinion, these payments reveal that the incumbent Board has done more to enrich themselves than anything it has done for Verso’s stockholders and that the incumbent directors have strong incentives to avoid the addition of independent directors to the Board, lest their lucrative remuneration for service as directors at Verso be interrupted.

This Board’s Actions Are a Textbook Example of “TOO LITTLE, TOO LATE”

After the resignation of the former Chief Executive Officer on April 5, 2019, the Company’s five-person Board had a vacancy for over seven (7) months until the Board’s announcement of its expansion and the appointment of three (3) additional directors in November 2019. These changes to the Board composition took place only after we nominated directors to the Board. Indeed, the Board also agreed to sell the significant assets of the Specialty Mills which of course would then make the resulting Verso a smaller company with this enlarged Board composition. This makes no sense to us.

The recently announced resignations of directors Carr and Davis were a welcome announcement and, in our opinion, long overdue, as were the various corporate governance improvements only recently proposed by the Board, and again, only AFTER we proposed a competing slate of independent directors. We of course find the timing of the Board’s recent pronouncements and changes to be convenient, particularly since it appears to us that the Board delayed the 2019 Annual Meeting by up to three months to January 2020 simply to incorporate these changes. We believe that the Board’s belated efforts to add new directors are half-hearted and unsatisfactory for stockholders, given that these new directors have been selected by a Board that is responsible for much of what ails Verso and considering that, based on publicly available biographies, the Board’s proposed new directors do not appear to have experience in bleached kraft pulp, graphic paper and specialty paper businesses. This is a textbook case of too little, too late.

It seems obvious to us that experience in these segments will be required for the development and implementation of a cohesive and comprehensive plan for Verso’s future and that, at this juncture, adding independent directors with such relevant experience and proposed by major stockholders would be good for all stockholders of Verso. The Board’s lack of transparency includes the proposed sale of the Specialty Mills at a headline price of $400 million, when (in fact) the Board admits that the net proceeds arising from the sale will be only about half of the value (or about $225 million). We have asked numerous times for additional disclosure regarding the sale of the Specialty Mills. Rather than addressing our questions, which in our opinion would help all stockholders make a more informed decision on a significant transaction that will have a huge impact on the Company, we believe the Board is instead trying to create turmoil and force stockholders to vote on the sale of the Specialty Mills as quickly as possible, without the required information to make an informed decision. We believe our proposed directors will provide much needed transparency to the Board, including with respect to any strategic initiatives or alternatives, like the sale of the Specialty Mills.

Yet, the Board has steadfastly refused to appoint our nominees as directors and would prefer to seek the election of recently selected and less than ideally qualified directors at Verso, including three directors with no relevant industry experience who have only recently been identified to stockholders. All of this while opposing the election of our nominees who have experience in industrial businesses, including businesses in the specific sectors in which Verso participates— bleached kraft pulp, graphic paper, specialty paper and pulp.

OUR THREE (3) NOMINEES HAVE EXPERIENCE AND FRESH STOCKHOLDERS’ PERSPECTIVES NEEDED TO REFOCUS THE BOARD ON A VIABLE LONG-TERM STRATEGY TO GROW VALUE

We believe that our three (3) nominees possess the necessary skills and experience to assist with the fulfillment of Verso’s potential and to increase value for all stockholders. In furtherance of our long-term vision for the Company, we have identified three (3) highly-qualified director nominees. Our nominees bring deep and extensive knowledge of the bleached kraft pulp, graphic paper and specialty paper segments of the industry and relevant experience at companies undergoing operational challenges.

If elected, we believe our three (3) nominees will contribute toward the development and implementation of a viable long-term strategy to reposition and operate the remaining businesses of Verso. In addition, they will encourage improved governance and greater Board and management focus on the achievement of operating efficiencies and increased returns for stockholders, including enhanced financial reporting and a sensible long-term capital allocation plan. Finally, by enabling the business to finally fulfill its own operating potential, they will better position the Company to generate significant stockholder value. We believe our nominees will be independent thinkers and active listeners to advocate for the perspectives of all stockholders.

Mr. Sean T. Erwin has extensive leadership experience within the paper and pulp industry including his most recent service as Chairman of the Board of Directors of Neenah Paper, Inc. He previously served as Chief Executive Officer of Neenah Paper, Inc. from 2004 until 2011. While at Kimberly Clark from 1978 until 2004, he held numerous senior positions in both finance and business management, which culminated in being named President of Kimberly Clark’s Pulp and Paper Sector. We believe that Mr. Erwin’s leadership experience in the paper and pulp industry and as a director of a public company make him well-qualified to serve on the Board.

Mr. Timothy Lowe has approximately 30 years of experience in the forest, paper and pulp industry, including turnarounds at Twin Rivers Paper Company (a pulp, specialty and lightweight graphic paper and dimensional lumber manufacturer) and Northern Resources Nova Scotia Corporation (an integrated forest products company). We believe that Mr. Lowe’s extensive executive and operating experience in industry turnarounds makes him well-qualified to serve on the Board.

Mr. Jeffery E. Kirt is the founder and Managing Partner of Fifth Lake Management, LLC, an investment manager focused on direct investments in private equity and special situations, and certain affiliates. We believe that Mr. Kirt’s significant prior experience in the industrial and service sectors and past experience in sourcing, evaluating and managing investments, together with his organizational and leadership experience and success in turnaround situations, makes him well-qualified to serve on the Board.

DON’T BE FOOLED!

Verso’s Recital of Its Settlement Discussions with Atlas is a “Red Herring”

And Insulting to ALL Stockholders

As you can see, we believe that Verso has and, in the absence of significant Board change, will continue to underperform for its stockholders. We also believe that the business failures at Verso merit the kind of change for which we advocate. However, to distract you from their repeated failed governance and poor decision-making, the Board has opted to provide you with a one-sided and misleading description of last-minute settlement discussions that were initiated and, then, abruptly terminated, by the Board just prior to the commencement of this proxy solicitation. Without going into a line-by-line rebuttal of the Board’s self-serving presentation, we want you to know that the Board’s recital of what happened in those discussions is, in our opinion, intended to deflect attention from the Board’s continuing failure to fulfill its obligations towards stockholders, like you and us.

For example, in its recital of the settlement discussions that occurred in its definitive proxy statement, the Board (which, collectively, owns less than 1% of the outstanding shares of Verso) would have you believe that we bought 9.43% of the outstanding shares of Verso and proposed three (3) qualified candidates for election to the Board to profit from, among other things, the reimbursement of a portion of our expenses in this contest and from access to material non-public information about Verso. These assertions are absurd, given our established 20-year track record of successful investing in the pulp, paper and packaging industries (including specifically in the subsectors in which Verso participates), where we have consistently generated profits for our investors by investing in underperforming businesses and unlocking the full potential of those companies over the long term. We want all stockholders of Verso to profit from their investment in Verso by adding our candidates to the Board so they can help improve the Company and increase stockholder value. Period. This is not a game.

Regarding the settlement discussions, you may wish to know that we had requested that any standstill agreement stay in place through Verso’s 2020 Annual Meeting of Stockholders to be held by December 31, 2020 (noting that the Board delayed the 2019 Annual Meeting of Stockholders until January 21, 2020). We also conveyed that the standstill (amongst other items) was negotiable and we would entertain going into 2021. There are other exaggerated statements but they are just not the key parts of the discussions.

Most importantly and the real hold-up to negotiations, the Board stated that they must have a standstill agreement that prevented us from talking to other stockholders! As significant stockholders who believe speaking to and listening to other owners is paramount, Atlas and Blue Wolf believe they must be able during this period to talk to other stockholders regarding the potential sale of the Specialty Mills, and plans to operate the Remaining Business should that transaction close. The Verso Board stated that their standstill position was non-negotiable and two of our nominees could not join the Board unless we agreed to their standstill provisions, which effectively would have gagged one of their largest owners. Again, this makes no sense to us.

To us, all of this discussion however is just another “red herring” from a Board that doesn’t want you to focus on, among other things, how its individual members have profited at your expense without ever providing you with the assurance of a sensible long-range plan to create value at Verso. Ask yourself, do you believe this Board genuinely attempted to settle this situation? We first proposed new Board nominees in June. Six months later, in December – just two days after making their settlement “offer” to us and moments after having substantive discussions on the terms of the settlement – the Board unilaterally terminated settlement discussions and added a director, adding yet another director only six days after that. This experience has further reinforced our view that we need to elect all three (3) of our nominees to jumpstart the process of effecting significant change at Verso and maximizing returns for all stockholders.

For these reasons, among others, we strongly urge you to vote “FOR” the election of our nominees today by signing, completing, dating and returning the BLUE proxy card using the enclosed postage-paid envelope today.

If you have any questions or need assistance in voting your shares, please contact Harkins Kovler, LLC, which is assisting us with the solicitation of your vote, by telephone at +1 (212) 468-5380 (call collect) or toll-free at +1 (877) 339-3288 or by email at VRS@harkinskovler.com.

Very truly yours,

Andrew M. Bursky and Timothy J. Fazio ATLAS HOLDINGS LLC	Adam Blumenthal BLUE WOLF CAPITAL ADVISORS IV LLC

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Atlas Holdings is an industrial holding company with a portfolio of 20 companies with aggregate annual revenues of approximately $5 billion, operating approximately 150 facilities and employing more than 18,000 people globally. Although we are engaged in a variety of industrial sectors, Atlas Holdings has been successfully investing in the pulp, paper and packaging industries since our formation in 1999, including specifically in the subsectors in which Verso participates — specialty paper, graphic paper, packaging paper and pulp. We generate profits for our investors by investing in underperforming businesses and unlocking the full potential of those companies over the long term. Atlas Holdings has a total of approximately $3.0 billion of committed capital under management, including $1.7 billion in its third investment fund.

Blue Wolf Capital Partners is a middle market private equity firm whose partners have decades of experience investing in and growing companies. Blue Wolf transforms companies strategically, operationally and collaboratively. Blue Wolf manages challenging situations and complex relationships between businesses, customers, employees, unions and regulators to build value for stakeholders. For over a decade Blue Wolf has been an active investor in pulp, paper and forest products companies with a highly successful track record. Blue Wolf has over $1.6 billion in committed capital.

IMPORTANT INFORMATION

On December 31, 2019, Lapetus Capital II LLC (“Lapetus”), together with the other participants in Lapetus’ proxy solicitation (the “Participants”), filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies in connection with the 2019 annual meeting of stockholders of Verso Corporation (the “Company”). LAPETUS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF THE COMPANY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN. The Definitive Proxy Statement and a form of proxy is available to stockholders of the Company at no charge on the SEC’s website at http://www.sec.gov and is also available, without charge, on request by contacting Lapetus’ proxy solicitor Harkins Kovler, LLC by telephone at the following numbers: 1 (212) 468-5380 (banks and brokers call collect) or toll-free at 1 (877) 339-3288.

Media Contacts:

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